Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Third Quarter 2011 Financial Results

Indiana, PA., October 27, 2011 - First Commonwealth Financial Corporation (NYSE: FCF) today reported net income of $8.3 million, or $0.08 diluted earnings per share, for the third quarter ended September 30, 2011, as compared to net income of $10.7 million, or $0.11 diluted earnings per share, in the third quarter of 2010. The decrease in net income was primarily the result of lower net interest income and a higher provision for credit losses. For the nine months ended September 30, 2011, net income was $21.0 million, or $0.20 diluted earnings per share, compared to net income of $11.0 million, or $0.12 diluted earnings per share, for the comparable period in 2010. The increase in net income was primarily the result of a lower provision for credit losses and the absence of other-than-temporary impairment charges which offset the decrease in net interest income.

John J. Dolan, President and Chief Executive Officer, noted, “Despite the credit-related challenges and the general economic environment we’ve experienced, we continue to focus on building a foundation for future success. We are committed to solidifying our balance sheet positioning, expanding our customer relationships and resolving any complex, troubled debts that remain. We believe this strategic focus will provide sustainable long-term benefits for our organization.”

Net Interest Income and Net Interest Margin

Third quarter 2011 net interest income, on a fully taxable equivalent basis, decreased $4.3 million, or 8%, to $48.8 million as compared to the third quarter of 2010. The decrease was a result of a $321.7 million decline in average interest-earning assets between the periods, combined with a nine basis point drop in the net interest margin. Net interest margin was 3.81%, 3.76% and 3.90% for the three-month periods ended September 30, 2011, June 30, 2011 and September 30, 2010, respectively. For the nine months ended September 30, 2011 net interest income, on a fully taxable equivalent basis, decreased $17.7 million, or 11%. The decrease was primarily due to a $512.3 million decline in average interest-earning assets and a decrease of eight basis points in the net interest margin. The net interest margin for the nine months ended September 30, 2011 and 2010, respectively, was 3.81% and 3.89%.

Significant changes to First Commonwealth’s balance sheet from September 30, 2010 to September 30, 2011 include:

•

A decrease of $325.9 million, or 8%, in loans primarily as the result of more disciplined underwriting guidelines concerning geography and size for commercial loans, the managing down of large credit relationships over $15 million, generally weak borrower demand and planned decreases in residential real estate loans.

•	Continued improvement in the mix of deposits, as a $59.5 million, or 2%, growth in lower costing transaction and savings deposits partially offset a $302.5 million decrease in time deposits.

•	A reduction in exposure to municipal securities to $0.5 million.

First Commonwealth’s capital ratios for Leverage, Total and Tier I at September 30, 2011 were 12.18%, 15.11% and 13.86%, respectively.

Credit Quality

The provision for credit losses was $7.0 million and $29.9 million for the third quarter and nine months ended September 30, 2011, respectively, as compared to $4.5 million and $53.6 million in the prior year periods. The third quarter 2011 provision for credit losses was primarily the result of the deterioration of one Pennsylvania commercial relationship that has $32.8 million in nonperforming loans; of which $26.3 million was added in the third quarter of 2011. These loans are primarily secured by multi-family commercial real estate.

For the quarter ended September 30, 2011, nonperforming loans were $161.9 million, an increase of $15.0 million from June 30, 2011. The significant loans that were placed into nonperforming status in the third quarter of 2011 included the aforementioned $26.3 million commercial relationship. That increase was partially offset by charge-offs or transfers to Other Real Estate Owned (OREO). Nonperforming loans as a percentage of total loans were 4.07%, 3.68% and 2.89% for the periods ended September 30, 2011, June 30, 2011 and September 30, 2010, respectively.

During the third quarter of 2011, net charge-offs were $10.0 million compared to $6.9 million in the third quarter of 2010. The most significant loan charge-offs for the third quarter of 2011 included $7.4 million on five commercial credits. For the nine months ended September 30, 2011, net charge-offs were $29.0 million, or 0.95% of average loans on an annualized basis, compared to $49.5 million, or 1.46% of average loans on an annualized basis, for the same period in 2010. The allowance for credit losses as a percentage of total loans outstanding was 1.81%, 1.88% and 1.99% for September 30, 2011, June 30, 2011 and September 30, 2010, respectively.

OREO acquired through foreclosure was $33.3 million at September 30, 2011. During the third quarter of 2011, $3.9 million of commercial loans were transferred to OREO from nonperforming status as progression in resolving troubled credits. Offsetting this increase was a $7.3 million sale of equipment associated with one OREO property that currently has a remaining book value of $6.6 million.

Noninterest Income

There were no recognized net security gains or other-than-temporary impairment charges for the three-month period ended September 30, 2011 as compared to $2.9 million of net security losses for the same period of 2010. The 2010 losses resulted primarily from other-than-temporary impairment charges on investments in pooled trust preferred collateralized debt obligations. First Commonwealth did not incur any other-than-temporary impairment charges in the first three quarters of 2011. For the nine months ended September 30, 2011, net security gains were $2.2 million compared to net security losses of $6.7 million for the nine months ended September 30, 2010.

Noninterest income, excluding net security gains (losses), decreased $2.9 million, or 21%, in the third quarter of 2011 compared to the same period last year. This decrease is primarily a result of a $3.8 million charge for an adverse mark-to market adjustment on an interest rate swap due to the deterioration observed of the underlying loan during the third quarter of 2011. Also affecting year-to-year comparisons was an increase of $1.0 million in revenue from an OREO property.

For the nine months ended September 30, 2011, noninterest income, excluding net security gains, decreased $1.7 million, or 4%, when compared to the same period of 2010. Significant changes to noninterest income for the nine-month period include increases of $1.6 million in gains on sale of assets and $1.2 million in card related interchange income due to growth in demand deposit accounts, increased usage of debit cards and larger dollar transactions. The $1.6 million gain on sale of assets was the result of the $1.0 million gain on the exiting of a private equity investment in the second quarter of 2011 and a $0.5 million gain on the sale of a nonaccrual loan in the third quarter of 2011. Offsetting these increases was a $2.0 million decrease in service charges on deposit accounts, primarily a result on new regulations and shifts in consumer behavior, and the aforementioned $3.8 million charge on a commercial loan interest rate swap.

Noninterest Expense

Noninterest expense was relatively unchanged at $41.1 million in the third quarter of 2011 from $40.9 million in the third quarter of 2010. Increases of $1.0 million in other professional fees and services and $0.8 million in collection and repossession expense were offset by the decreases of $1.3 million in other operating expenses and $0.8 million in FDIC insurance.

For the nine months ended September 30, 2011, as compared to the same period last year, noninterest expense was essentially flat at $128.3 million.

Full time equivalent staff was 1,479 and 1,584 for the periods ended September 30, 2011 and 2010, respectively. Salaries and employee benefits for the nine months ended September 30, 2011 decreased $0.9 million from the comparable period in 2010 as the decline of 105 in full time equivalent staff was partially offset by $0.5 million in severance costs.

The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (total revenue consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net securities gains), was 69% for the quarter ended September 30, 2011 as compared to 61% during the same period in 2010. The increase in the efficiency ratio was primarily the result of the decrease in net interest income.

“Our organization-wide efficiency effort has enabled us to enhance our key sales and service processes while lowering associated costs,” stated Dolan. “This attention towards continuous improvement and cost management will be a strategic driver as we work to establish a clearly defined and sustainable competitive advantage within a financial services industry that is fundamentally changing.”

Dividend

First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.03 per share on October 18, 2011 which is payable on November 15, 2011 to shareholders of record as of October 31, 2011. This dividend represents a 3% projected annual yield utilizing the September 30, 2011 closing market price of $3.70.

Conference Call

First Commonwealth will host a quarterly conference call to discuss its financial results for the third quarter of 2011 on Thursday, October 27, 2011 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-317-6789 or through our web page, http://www.fcbanking.com via our “Investor Relations” link. A replay of the call will be available approximately one hour following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.7 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. These risks and uncertainties include, among other things, the following: continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Law and other legal and regulatory changes; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk; and other risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:

Media:

Susie Barbour

Media Relations Supervisor

724-463-5618

Investor Relations:

Robert E. Rout

Executive Vice President and Chief Financial Officer

724-349-7220

###

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
SUMMARY RESULTS OF OPERATIONS

Net interest income (FTE)(1)	$48,768	$48,294	$53,061	$146,461	$164,192
Provision for credit losses	6,975	9,112	4,522	29,904	53,552
Noninterest income	10,799	17,064	10,879	42,191	34,979
Noninterest expense	41,121	45,700	40,931	128,250	127,848
Net income	8,326	7,419	10,659	20,991	11,033

Earnings per common share (diluted)	$0.08	$0.07	$0.11	$0.20	$0.12

KEY FINANCIAL RATIOS

Return on average assets	0.58%	0.52%	0.71%	0.49%	0.24%
Return on average shareholders’ equity	4.29%	3.92%	5.92%	3.69%	2.20%
Efficiency ratio(2)	69.03%	71.69%	61.27%	68.78%	62.09%
Net interest margin (FTE)(1)	3.81%	3.76%	3.90%	3.81%	3.89%

Book value per common share	$7.33	$7.26	$7.08
Tangible book value per common share(4)	5.77	5.70	5.50
Market value per common share	3.70	5.74	5.45
Cash dividends declared per common share	0.03	0.03	0.01	$0.09	$0.05

ASSET QUALITY RATIOS

Allowance for credit losses as a percent of end-of-period loans	1.81%	1.88%	1.99%
Allowance for credit losses as a percent of nonperforming loans(5)	44.55%	51.18%	68.94%
Nonperforming loans as a percent of end-of-period loans(5)	4.07%	3.68%	2.89%
Nonperforming assets as a percent of total assets(5)	3.45%	3.22%	2.70%
Net charge-offs as a percent of average loans (annualized)	1.00%	1.06%	0.63%

CAPITAL RATIOS

Shareholders’ equity as a percent of total assets	13.60%	13.39%	12.55%
Tangible common equity as a percent of tangible assets(3)	11.02%	10.81%	10.03%
Leverage Ratio	12.18%	11.95%	11.11%
Risk Based Capital - Tier I	13.86%	13.87%	12.49%
Risk Based Capital - Total	15.11%	15.12%	13.74%

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

INCOME STATEMENT
Interest income	$57,600	$57,989	$65,982	$175,058	$204,997
Interest expense	10,120	11,104	14,886	32,824	48,207

Net Interest Income	47,480	46,885	51,096	142,234	156,790

Taxable equivalent adjustment(1)	1,288	1,409	1,965	4,227	7,402

Net Interest Income (FTE)	48,768	48,294	53,061	146,461	164,192

Provision for credit losses	6,975	9,112	4,522	29,904	53,552

Net Interest Income after Provision for Credit Losses (FTE)	41,793	39,182	48,539	116,557	110,640

Changes in fair value on impaired securities	(2,535)	448	(5,787)	(218)	(7,114)
Non-credit related losses (gains) on securities not expected to be sold (recognized in other comprehensive income)	2,535	(448)	1,497	218	(2,036)

Net Impairment Losses	0	0	(4,290)	0	(9,150)

Net securities gains	0	1,608	1,430	2,185	2,412
Trust income	1,603	1,764	1,486	5,085	4,378
Service charges on deposit accounts	3,836	3,748	4,302	11,010	13,057
Insurance and retail brokerage commissions	1,698	1,616	1,600	4,876	5,328
Income from bank owned life insurance	1,411	1,390	1,377	4,158	3,935
Income from other real estate owned	1,024	415	0	1,439	0
Gain on sale of assets	790	1,251	215	2,272	628
Card related interchange income	3,053	3,042	2,689	8,895	7,695
Credit risk on interest rate swaps	(5,108)	(743)	(542)	(5,643)	(836)
Other income	2,492	2,973	2,612	7,914	7,532

Total Noninterest Income	10,799	17,064	10,879	42,191	34,979

Salaries and employee benefits	20,418	21,546	20,617	63,092	63,991
Net occupancy expense	3,506	3,495	3,317	10,733	10,749
Furniture and equipment expense	3,092	3,135	3,084	9,407	9,350
Data processing expense	1,533	1,525	1,367	4,482	4,282
Pennsylvania shares tax expense	1,434	1,434	1,468	4,046	3,982
Intangible amortization	384	389	408	1,163	1,641
Collection and repossession expense	1,961	1,726	1,209	5,003	2,926
Other professional fees and services	1,706	1,099	719	3,930	2,947
FDIC insurance	1,177	1,248	2,014	4,260	5,989
Loss on sale or writedown of assets	159	4,214	92	4,674	2,489
Loan processing fees	851	602	441	1,832	1,199
Other operating expenses	4,900	5,287	6,195	15,628	18,303

Total Noninterest Expense	41,121	45,700	40,931	128,250	127,848

Income before Income Taxes	11,471	10,546	18,487	30,498	17,771

Taxable equivalent adjustment(1)	1,288	1,409	1,965	4,227	7,402
Income tax provision (benefit)	1,857	1,718	5,863	5,280	(664)

Net Income	$8,326	$7,419	$10,659	$20,991	$11,033

Shares Outstanding at End of Period	104,906,994	104,906,994	104,823,372	104,906,994	104,823,372
Average Shares Outstanding Assuming Dilution	104,728,915	104,686,072	97,203,753	104,678,436	89,382,588

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands)

	September 30, 2011	June 30, 2011	September 30, 2010
BALANCE SHEET (Period End)

Assets
Cash and due from banks	$89,846	$130,507	$135,419
Securities	1,077,091	1,053,427	978,552
Loans held for sale	0	823	0

Loans	3,973,723	3,992,058	4,299,573
Allowance for credit losses	(72,117)	(75,166)	(85,646)

Net loans	3,901,606	3,916,892	4,213,927

Goodwill and other intangibles	164,170	164,553	165,722
Other assets	420,830	425,100	418,083

Total Assets	$5,653,543	$5,691,302	$5,911,703

Liabilities and Shareholders’ Equity
Noninterest-bearing demand deposits	$769,178	$730,049	$730,939

Interest-bearing demand deposits	96,122	91,362	103,346
Savings deposits	2,383,288	2,375,349	2,354,843
Time deposits	1,236,290	1,339,388	1,538,743

Total interest-bearing deposits	3,715,700	3,806,099	3,996,932

Total deposits	4,484,878	4,536,148	4,727,871

Short-term borrowings	173,779	161,935	162,020
Long-term borrowings	178,459	179,102	225,225

Total borrowings	352,238	341,037	387,245

Other liabilities	47,435	52,041	54,777
Shareholders’ equity	768,992	762,076	741,810

Total Liabilities and Shareholders’ Equity	$5,653,543	$5,691,302	$5,911,703

	For the Three Months Ended						For the Nine Months Ended
	September 30, 2011	Yield/ Rate	June 30, 2011	Yield/ Rate	September 30, 2010	Yield/ Rate	September 30, 2011	Yield/ Rate	September 30, 2010	Yield/ Rate
NET INTEREST MARGIN (Quarterly and Year-to-Date Averages)

Assets
Loans (FTE)(1)	$3,993,225	5.01%	$4,059,259	5.02%	$4,390,123	5.21%	$4,073,871	5.04%	$4,525,149	5.19%
Securities (FTE)(1)	1,079,761	3.12%	1,091,590	3.17%	1,004,532	4.08%	1,062,186	3.25%	1,123,191	4.37%

Total Interest-Earning Assets (FTE)(1)	5,072,986	4.61%	5,150,849	4.63%	5,394,655	5.00%	5,136,057	4.67%	5,648,340	5.03%
Noninterest-earning assets	598,265		581,998		578,280		588,955		568,511

Total Assets	$5,671,251		$5,732,847		$5,972,935		$5,725,012		$6,216,851

Liabilities and Shareholders’ Equity
Interest-bearing demand and savings deposits	$2,479,455	0.31%	$2,484,141	0.34%	$2,446,542	0.48%	$2,471,953	0.33%	$2,398,435	0.57%
Time deposits	1,296,831	1.89%	1,391,168	2.02%	1,601,826	2.29%	1,385,857	1.99%	1,626,660	2.35%
Short-term borrowings	167,969	0.44%	157,922	0.45%	265,855	0.42%	166,094	0.44%	594,182	0.39%
Long-term borrowings	179,033	4.07%	179,675	4.09%	234,255	4.08%	181,261	4.09%	244,547	4.16%

Total Interest-Bearing Liabilities	4,123,288	0.97%	4,212,906	1.06%	4,548,478	1.30%	4,205,165	1.04%	4,863,824	1.33%
Noninterest-bearing deposits	726,895		714,234		663,947		709,536		640,911
Other liabilities	51,618		46,036		46,727		48,759		40,807
Shareholders’ equity	769,450		759,671		713,783		761,552		671,309

Total Noninterest-Bearing Funding Sources	1,547,963		1,519,941		1,424,457		1,519,847		1,353,027

Total Liabilities and Shareholders’ Equity	$5,671,251		$5,732,847		$5,972,935		$5,725,012		$6,216,851

Net Interest Margin (FTE) (annualized)(1)		3.81%		3.76%		3.90%		3.81%		3.89%

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	September 30, 2011	June 30, 2011	September 30, 2010
ASSET QUALITY DETAIL

Nonperforming Loans:

Loans on nonaccrual basis(5)	$127,384	$112,667	$123,221
Troubled debt restructured loans	34,500	34,208	1,013

Total Nonperforming Loans	161,884	146,875	124,234
Other real estate owned (“OREO”)	33,254	36,507	24,555
Nonaccrual securities at fair value	0	0	11,049

Total Nonperforming Assets	$195,138	$183,382	$159,838
Loans past due in excess of 90 days and still accruing	$12,566	$12,960	$15,838
Nonperforming loans, plus OREO as a percentage of total loans, plus OREO	4.87%	4.55%	3.44%
Allowance for credit losses	$72,117	$75,166	$85,646

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net Charge-offs:

Commercial, financial, agricultural and other	$611	$1,840	$1,322	$3,307	$679
Real estate construction	6,522	3,049	3,192	14,570	41,374
Commercial real estate	1,268	4,721	761	6,679	1,705
Residential real estate	964	519	1,027	2,568	3,519
Loans to individuals	659	609	620	1,892	2,268

Net Charge-offs	$10,024	$10,738	$6,922	$29,016	$49,545

Net charge-offs as a percentage of average loans outstanding (annualized)	1.00%	1.06%	0.63%	0.95%	1.46%
Provision for credit losses as a percentage of net charge-offs	69.58%	84.86%	65.33%	103.06%	108.09%
Provision for credit losses	$6,975	$9,112	$4,522	$29,904	$53,552

(5)	Nonaccrual balance at June 30, 2011 excludes $823 of held for sale loans.

RECONCILIATION OF NON-GAAP MEASURES

(1)	Net interest income has been computed on a fully taxable equivalent basis (“FTE”) using the 35% federal income tax statutory rate.
(2)

Efficiency ratio is “total noninterest expense” as a percentage of total revenue. Total revenue consists of “net interest income, on a fully taxable equivalent basis,” plus “total noninterest income,” excluding “net impairment losses” and “net securities gains.”

	September 30, 2011	June 30, 2011	September 30, 2010
Tangible Equity:

Total shareholders’ equity	$768,992	$762,076	$741,810
Less: intangible assets	164,170	164,553	165,722

Tangible Equity	604,822	597,523	576,088
Less: preferred stock	0	0	0

Tangible Common Equity	$604,822	$597,523	$576,088

Tangible Assets:

Total assets	$5,653,543	$5,691,302	$5,911,703
Less: intangible assets	164,170	164,553	165,722

Tangible Assets	$5,489,373	$5,526,749	$5,745,981

(3)Tangible Common Equity as a percentage of Tangible Assets	11.02%	10.81%	10.03%

Shares Outstanding at End of Period	104,906,994	104,906,994	104,823,372

(4)Tangible Book Value Per Common Share	$5.77	$5.70	$5.50

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.